UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☑	Soliciting Material Pursuant to §240.14a-12

Boston Communications Group, Inc.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies: transaction applies: Class A Common Shares, Class B Common Shares

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Set forth below is an email sent on July 11, 2007 to employees and associates of Boston Communications Group, Inc. (the “Company”) from Joseph Mullaney, Acting Chief Executive Officer and Chief Financial Officer of the Company.

Additional Information

This Schedule 14A relates to a planned tender offer by Tea Party Acquisition Corp. (“Purchaser”), a wholly-owned subsidiary of Megasoft Limited (“Megasoft”), for all of the outstanding common shares of the Company, to be commenced pursuant to an Agreement and Plan of Merger, dated as of July 11, 2007, by and among Megasoft, Purchaser and the Company and, upon consummation of the tender offer, the merger of the Purchaser with and into the Company. The information set forth herein is neither an offer to purchase nor a solicitation of an offer to sell shares of the Company. At the time the tender offer is commenced, Purchaser intends to file with the Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO containing an offer to purchase, forms of letters of transmittal and other documents relating to the tender offer, and the Company intends to file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. In connection with the proposed merger, the Company expects to file with the SEC a proxy statement, if required by law. These documents will contain important terms and information about the tender offer and the merger and shareholders are urged to read them carefully before deciding whether to tender shares in the offer. The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of tenders or proxies from shareholders. Information concerning the interests of the Company’s participants in the solicitation is set forth in the Company’s most recent proxy statement and other public filings with the SEC, and will be set forth in the Company’s Schedule 14D-9. Information concerning the participants’ interests will also be set forth in the Company’s proxy statement relating to the merger, if a proxy statement is required to be filed in connection with the merger.

Investors will be able to obtain without charge a copy of these documents and other documents filed with the SEC on the SEC’s website at www.sec.gov. In addition, investors will be able to obtain a free copy of these documents, once filed with the SEC, by contacting the information agent for the tender offer to be identified in the tender offer documents. Also, free copies of the documents filed by the Company can be obtained by contacting Boston Communications Group, Inc., Attn: Investor Relations, 55 Middlesex Turnpike, Bedford, MA 01730.

To Our bcgi Employees and Associates,

This morning we announced an exciting and extremely significant event for all of us at bcgi. We have signed a merger agreement with Megasoft, a global provider of convergent communications technology, whereby they would offer to purchase bcgi common stock for $3.60 per share in cash. The completion of the transaction is subject to the tender of 83 percent of bcgi’s common stock and other customary conditions, and it is expected to close in the third quarter. Further details of the agreement are outlined in the attached news release.

I realize that many of you will look at this event with mixed emotions. Despite the difficulties of the past few years, bcgi has a strong legacy to which you all have contributed greatly. However, we believe that this transaction provides us with the best opportunity to re-establish leadership, build a culture based on innovation and maximize value to our shareholders.

Megasoft was founded in 1994, and since then it has delivered specialized application development, maintenance and support services to businesses worldwide. In 2004, the company merged with Xius India Ltd., and today Xius is Megasoft’s telecom brand. The company’s strategy is to become a global leader in providing Next Gen converged telecom solutions, and entering the U.S. marketplace is an integral part of that strategy. Megasoft has an office in Hernden, VA, however its intention is to locate its U.S. headquarters here in Bedford. Its other operations are located in the UK, Singapore, Malaysia, and Germany with headquarters and development centers in Hyderabad and Chennai, India.

bcgi’s management team has met extensively with Megasoft over the last several months. The team views this transaction as a way to expand the market opportunities for our technology offerings and provide the company with a fresh start. We all feel that this is a hugely beneficial transaction that can allow for the re-establishment of our robust product offerings in the marketplace.

The strategic rationale for this transaction is compelling. It combines Megasoft’s leading technology portfolio and the company’s Next Gen converged telecom solutions with bcgi’s expertise in managed services, intellectual property rights and technology advancements in the wireless industry. We both have strong leadership teams and talented employees who have achieved high standards in innovation and service to customers. The breadth and depth of both companies’ management teams and employees will be instrumental in realizing the substantial upside potential of the combined companies.

We realize that there is a great deal of information for you to assimilate. Please read the attached news release and question-and-answer document. We also will hold a company meeting today at 10.30 a.m., ET in the cafeteria of the Bedford office to further explain the transaction and the opportunities that lie ahead, as well as to answer any questions that you have.

We look forward to our 10:30 meeting – the first step in a new and exciting phase of growth and opportunity for our company.

Joe Mullaney

bcgi’s Cautionary Statement Regarding Forward-Looking Statements

This e-mail contains forward-looking statements that involve risks and uncertainties, including statements regarding the timing of commencement and completion of the transactions described above, the perceived benefits to bcgi shareholders and customers, management plans relating to the transactions, the parties’ ability to complete the transactions, the anticipated impact of the transactions on the parties, including Megasoft’s future operating results. Such statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Important factors that would cause actual results to differ materially from those indicated by such forward-looking statements include, for example, the ability and willingness of bcgi and Megasoft to satisfy or waive the conditions to the tender offer and merger, the accuracy of pre-transaction valuations of bcgi, the ability to successfully integrate personnel and operations in the surviving corporation and the possibility that competing offers may be made for bcgi. bcgi undertakes no obligation to update any of the forward-looking statements after the date of this e-mail.

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Employee Question-and-Answer Document

July 11, 2007

The following are questions and answers which are designed to provide you with additional information regarding the Megasoft/bcgi transaction announced on July 10th.

Questions Regarding the Terms of the Agreement

What are the terms of the merger agreement?

The terms of the agreement state that a subsidiary of Megasoft Limited will offer to purchase Boston Communications Group, Inc., for $3.60 per share of bcgi common stock, in cash, for an expected total consideration of approximately $65 million. The transaction, which has been approved by the Board of Directors of both companies, is subject to the tender of 83 percent of bcgi’s common stock on a fully diluted basis and regulatory approvals.

When will Megasoft commence the tender offer?

Megasoft is expected to commence the tender offer no later than August 1, 2007, and the offer will remain open for a minimum of 20 business days from the date of commencement.

When do we expect the transaction to be completed?

The companies expect the transaction to be completed in the third quarter of 2007. Megasoft has received the financing commitments required to complete the transaction.

What is a tender offer?

Tender offer is a term that typically refers to a public, open offer by an entity to all shareholders of a publicly traded company to tender their stock for sale at a specified price for a specified time, subject to the tendering of a minimum number of shares.

To induce the shareholders of the target company to sell, the acquirer’s offer price usually includes a premium over the current market price of the target company’s shares. In Megasoft’s tender offer, the company will ask shareholders to tender their shares in return for receiving $3.60 per share in cash, an approximate 120 percent premium over the average closing prices of the past thirty days.

Why did we agree to enter into this agreement as opposed to choosing other courses of action for the company?

Senior management, our board of directors and outside advisors have reviewed many options for bcgi to develop new revenue streams and reestablish profitable growth. We believe that the Megasoft merger is the most beneficial option for our shareholders, customers and employees, and it provides us with the clearest path to re-emerge as a leader in a transforming telecommunications marketplace.

What happens if 83 percent of shareholders do not tender their shares to Megasoft?

If Megasoft does not get 83 percent for their offer but does get more than 50 percent they may, at their discretion, purchase the shares tendered and call for a special shareholder meeting of the bcgi shareholders. To complete the merger at the special shareholder meeting, they would need only a majority vote in favor. In that they would own a majority of the shares, the outcome would be known.

If Megasoft receives less than a majority of the shares in response to their offer, they would not purchase any shares and there would be no transaction.

What are the benefits to shareholders?

Shareholders receive more than a 100 percent premium over the average of the closing price of bcgi shares over the past few months. Other than a one-day surge in the price of the stock when the company announced the Freedom Wireless settlement, it has been more than two years since the stock has closed at this high of a valuation.

Questions Regarding Megasoft

Who is Megasoft?

Megasoft was founded in 1994, and since then it has delivered specialized application development, maintenance and support services to businesses worldwide. In 2004, the company merged with Xius India Ltd., and today Xius is Megasoft’s telecom brand. The company’s strategy is to become a global leader in providing Next Gen converged telecom solutions, and entering the U.S. marketplace is an integral part of that strategy. Megasoft has an office in Hernden, VA, however its intention is to locate its U.S. headquarters here in Bedford. Its other operations are located in the UK, Singapore, Malaysia and Germany with headquarters and development centers in Hydrabad and Chennai, India. The company is traded on the Bombay Stock Exchange (BSE Code No.:532408). Its 2007 revenues are expected to be in the range of US$100 million (without bcgi). For more information, visit www.megasoft.com.

What are Megasoft’s areas of business?

Megasoft does business under three brands: Xius, BlueAlley and Afferenz. Xius is a leading global provider of highly specialized OSS solutions to wireless and wireline operators, MVNOs, ISPs and other network service providers. It offers solutions in the areas of advanced signaling, real-time rating and service control. BlueAlley delivers specialized application development, maintenance, and support services to businesses worldwide, and Afferenz is a leading eClinical software and services company that addresses the data and information management needs of life sciences companies.

Why is Megasoft interested in acquiring bcgi?

Megasoft views the acquisition of bcgi as an important step in their international expansion strategy in converged telecommunications because bcgi has:

•	A strong and experienced management team and employee base in place,
•	Significant intellectual property in mobile telecommunications,
•	Strong service bureau expertise,
•	An existing customer base in the U.S. and the experience of more than 100 deployments.

Questions regarding the Merged Companies

What are the ongoing synergies and proposed benefits of the combined companies?

The combined companies can offer unparalleled technology options with flexible delivery choices: managed services and/or advanced technology licenses. This provides customers with a choice of how they would like to receive services and expands market opportunities. The combination of advanced technology with service bureau expertise creates a platform to add next-generation, high-value products.

The proposed merger also provides both companies with larger international footprints to capitalize on expanding opportunities in global markets. The combination establishes U.S. headquarters for Megasoft, provides for internationalization of bcgi products and services, and allows the combined organization to capitalize on a range of opportunities in global markets.

The companies both have strong management teams with extensive telecommunications experience and a shared vision of the industry. Both management teams view the merger as an important step in a larger expansion strategy and expect the combined teams will see substantial growth as the company capitalizes on new opportunities.

Questions regarding Employee and Customer Relations

Will there be changes in the bcgi management team as a result of the acquisition?

Following the close of the transaction, GV Kumar, CEO and managing director of Megasoft, will co-head an integration steering committee with Joe Mullaney who will remain chief financial officer of the U.S. headquarters and Ersin Galioglu who will serve as chief operating officer. It is not anticipated that there will be significant changes in either management team as the breadth and depth of both companies’ management teams and employees will be instrumental in realizing the substantial upside potential of the combined organization.

Will there be changes in the bcgi employee base as a result of the acquisition?

Megasoft’s acquisition of bcgi is not expected to trigger any change in the bcgi employee base. In addition, North America and Latin America are key markets to Megasoft’s growth strategy. These markets will be managed out of Megasoft’s U.S. headquarters in Bedford.

Will the bcgi benefits package change as a result of the acquisition?

No change in benefits is planned, although obviously the stock option plan will be discontinued.

What about my previous stock option awards?

Employees with stock options that have exercise prices below $3.60 will be paid the difference in cash at the closing.

What about the 2007 employee bonus plan?

We anticipate that the 2007 actual results will be comparable to the budget through the transaction date and a pro rata bonus payment, if earned, will be paid. Going forward, the transition team will define the best incentive bonus program for rewarding performance.

What will happen with our new product development initiatives?

New product and growth initiatives are extremely important to the combined enterprise as well as to bcgi as a standalone entity. All new product initiatives should proceed according to bcgi’s current timelines and plans.

How will the acquisition affect our customer relationships and how we serve our customers?

We have planned proactive communications with our customers today to explain the transaction. When the transaction is complete, we plan to meet with our customers to introduce them to the capabilities of the expanded organization. We expect that our customers will benefit from the broadened product and service offerings and expanded global footprint of the combined companies. In the meantime, we remain committed to providing our customers with excellent service.

Where will our development area be located?

Following the close of the transaction, the transition steering committee will examine the entire business to determine the best way to build a world-class organization. As we expect significant growth and new opportunities resulting from the combined organization’s growth strategy, we currently anticipate that there will be development opportunities both in the U.S. and Hydrabad.

bcgi’s Cautionary Statement Regarding Forward-Looking Statements

This Q&A document contains forward-looking statements that involve risks and uncertainties, including statements regarding the timing of commencement and completion of the transactions described above, the perceived benefits to bcgi shareholders and customers, management plans relating to the transactions, the parties’ ability to complete the transactions, the anticipated impact of the transactions on the parties, including Megasoft’s future operating results. Such statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Important factors that would cause actual results to differ materially from those indicated by such forward-looking statements include, for example, the ability and willingness of bcgi and Megasoft to satisfy or waive the conditions to the tender offer and merger, the accuracy of pre-transaction valuations of bcgi, the ability to successfully integrate personnel and operations in the surviving corporation and the possibility that competing offers may be made for bcgi. bcgi undertakes no obligation to update any of the forward-looking statements after the date of this document.

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Megasoft to Acquire bcgi

Transaction Valued at Approximately $65 Million

BEDFORD, Mass. & HYDERABAD, India, July 11, 2007 – Megasoft Limited (BSE Code No.: 532408) and Boston Communications Group, Inc., (Nasdaq: BCGI) today announced a definitive agreement for Megasoft Limited to acquire Boston Communications Group, Inc., for $3.60 per share of bcgi common stock, in cash, for an expected aggregate purchase price of approximately $65 million. The $3.60 per share price represents a premium of approximately 120 percent over bcgi’s average closing share price during the 30 days ended July 6, 2007.

Under the terms of the merger agreement, Tea Party Acquisition Corp., a wholly-owned subsidiary of Megasoft, will commence a tender offer to acquire all of the outstanding shares of bcgi common stock for $3.60 per share in cash. The offer is expected to commence on or before August 1, 2007, and will expire at midnight on the 20th business day following and including the commencement date, unless extended in accordance with the terms of the merger agreement and the applicable rules and regulations of the Securities and Exchange Commission (“SEC”).

The Board of Directors of Megasoft and bcgi have unanimously approved the definitive agreement. The Board of Directors of bcgi recommends that shareholders tender their shares in the tender offer. Members of bcgi’s Board have agreed to tender their shares in the offer.

“We are extremely excited about this transaction and the resulting benefits to our shareholders, customers and employees,” said Joseph Mullaney, chief financial officer and acting chief executive officer of bcgi. “Our shareholders receive immediate and substantial value, with the offer representing a very significant premium over recent trading prices. Our customers gain from the broadened product offerings and combined technology resources of the two organizations, and our employees benefit from the enhanced opportunities in an organization poised to address a broad spectrum of industry and subscriber needs.”

Mullaney continued, “We believe that the combined organization offers bcgi considerable growth opportunities that would be difficult to achieve without the synergies that exist between the two companies. A standalone strategy for bcgi would require the development of new revenue streams to replace the decline in business from some of our tier one carrier customers, which could result in future losses. We believe that Megasoft’s offer to purchase bcgi shares at a substantial premium over current market prices is a more favorable and certain outcome for our shareholders.”

“This transaction creates significant value for Megasoft shareholders and expands our market and technology leadership in what is one of the most exciting areas of our industry’s transformation: convergent telecom,” said GV Kumar, CEO and managing director of Megasoft. “Megasoft and bcgi link technology with services, thereby creating an exceptional platform to add next-generation, high-value products and strategically position the company for future growth.”

The tender offer will be conditioned upon, among other things, approximately 83 percent of bcgi’s shares being tendered in the offer based on the number of current shares and is expected to be completed during the third quarter of 2007, subject to customary regulatory approvals and other conditions. The transaction is not subject to a financing contingency. There can be no assurance that the transaction will be approved or consummated.

Additional Information and Where to Find It

In connection with the tender offer, bcgi expects to file a solicitation/recommendation statement on Schedule 14D-9 with the SEC. In connection with the proposed merger, bcgi expects to file a proxy statement with the SEC, if required by law. Investors and security holders are strongly advised to read these documents when they become available because they will contain important information about the tender offer and the proposed merger. Free copies of materials filed by bcgi will be available at the SEC’s web site at www.sec.gov, or at the bcgi web site at www.bcgi.net and will also be available without charge, by directing a request to bcgi at 55 Middlesex Turnpike, Bedford, MA 01730, Attention: Investor Relations. bcgi and its directors, executive officers and other members of its management and employees may be deemed participants in the solicitation of tenders or proxies from its shareholders. Information concerning the interests of bcgi’s participants in the solicitation is set forth in bcgi’s most recent proxy statement and other public filings with the SEC, and will be set forth in the proxy statement relating to any merger, if one is required to be filed, and in the solicitation/recommendation statement on Schedule 14D-9 when they become available.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of bcgi’s common stock will only be made pursuant to a tender offer statement on Schedule TO, including an offer to purchase and other related materials, that Tea Party Acquisition Corp., a wholly-owned subsidiary of Megasoft Limited, intends to file with the SEC. Once filed, bcgi shareholders should read those materials carefully prior to making any decisions with respect to the offer because they contain important information, including the terms and conditions of the offer. Once filed, bcgi shareholders will be able to obtain the tender statement on Schedule TO, the offer to purchase and related materials with respect to the offer free of charge at the

SEC’s web site at www.sec.gov, from the information agent named in the tender offer materials or from Tea Party Acquisition Corp.

About bcgi

bcgi delivers innovative products and services that enable mobile operators and MVNOs worldwide to differentiate their offerings and increase market penetration while reducing costs. Founded in 1988, bcgi is a leader in identifying and addressing new market needs with proven solutions, including prepaid and postpaid billing, payments and access management. For more information, visit www.bcgi.net.

About Megasoft

Established in 1994, Megasoft is a transnational intellectual property-driven, product-based technology company that focuses its expertise on the telecom sector. The company provides telecom services throughout the globe under its XIUS brand name. Listed in the Bombay Stock Exchange in India, the company has strong product engineering and product development capacities with CMM Level 5 certification and has operations in the U.S., UK, Singapore, Malaysia and Germany, and in Hyderabad and Chennai in India. Additional information about Megasoft is available at www.megasoft.com and www.xius.com.

bcgi’s Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding the timing of commencement and completion of the transactions described above, the perceived benefits to bcgi shareholders and customers, management plans relating to the transactions, the parties’ ability to complete the transactions, the anticipated impact of the transactions on the parties, including Megasoft’s future operating results. Such statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Important factors that would cause actual results to differ materially from those indicated by such forward-looking statements include, for example, the ability and willingness of bcgi and Megasoft to satisfy or waive the conditions to the tender offer and merger, the accuracy of pre-transaction valuations of bcgi, the ability to successfully integrate personnel and operations in the surviving corporation and the possibility that competing offers may be made for bcgi. bcgi undertakes no obligation to update any of the forward-looking statements after the date of this press release.

Contacts:

Megasoft:

Michael Powell

1-571-426-8997

Mike.powell@xius.com

bcgi:

Patricia Travaline

781.904.5153

ptravaline@bcgi.net